Exhibit 99.4

Description of Business

We are a Tier I supplier to the automotive industry. We manufacture, engineer, design and validate driveline and drivetrain systems and related components and chassis modules for light trucks, Sport Utility Vehicles (“SUVs”), passenger cars, crossover vehicles and commercial vehicles. Driveline and drivetrain systems include components that transfer power from the transmission and deliver it to the drive wheels. Our driveline, drivetrain and related products include axles, chassis modules, driveshafts, power transfer units, transfer cases, chassis and steering components, driving heads, crankshafts, transmission parts and metal-formed products.

Our principal served market of $34.0 billion, as estimated based on information available at the end of 2008, is the global driveline market which consists of driveline, drivetrain and related components and chassis modules for light trucks, SUVs, passenger cars, crossover vehicles and commercial vehicles.

The following chart sets forth the percentage of total revenues attributable to our products for the periods indicated:

	Twelve Months Ended
	December 31,
	2008	2007	2006

Axles and driveshafts	79.2%	84.4%	85.0%
Chassis components, forged products and other	20.8%	15.6%	15.0%
Total	100.0%	100.0%	100.0%

We are the principal supplier of driveline components to General Motors LLC (“GM”) for its rear-wheel drive (“RWD”) light trucks and SUVs manufactured in North America, supplying substantially all of GM’s rear axle and front four-wheel drive and all-wheel drive (“4WD/AWD”) axle requirements for these vehicle platforms. Sales to GM were approximately 78% of our total net sales in the first nine months of 2009, 74% in the full year of 2008 and 78% in the full year of 2007.

We are the sole-source supplier to GM for certain axles and other driveline products for the life of each GM vehicle program covered by a Lifetime Program Contract (“LPC”). In connection with certain bankruptcy cases involving GM, on September 16, 2009, we entered into a Settlement and Commercial Agreement (the “GM Settlement Agreement”) by and among GM, American Axle & Manufacturing Holdings, Inc. (“Holdings”) and American Axle Manufacturing, Inc. (“AAM”), whereby GM terminated the existing LPCs and confirmed new LPCs. Substantially all of our sales to GM are made pursuant to the new LPCs. The new LPCs have terms equal to the lives of the relevant vehicle programs or their respective derivatives, which typically run 6 to 10 years, and require us to remain competitive with respect to technology, design and quality, among other factors.

We are also the principal supplier of driveline system products for Chrysler’s heavy-duty Dodge Ram full-size pickup trucks (“Dodge Ram program”) and its derivatives. Sales to Chrysler LLC (“Chrysler”) accounted for approximately 7% of our total net sales in the first nine months of 2009, 10% in the full year of 2008 and 12% in the full year of 2007.

In addition to GM and Chrysler, we supply driveline systems and other related components to PACCAR Inc., Volkswagen, Harley-Davidson, Deere & Company, Tata Motors, Mack Truck, Ford Motor Company (“Ford“) and other original equipment manufacturers (“OEMs”) and Tier I supplier companies such as Jatco Ltd. and Hino Motors, Ltd. Sales to customers other than GM and Chrysler accounted for approximately 15% of our total net sales in the first nine months of 2009 as compared to 16% in the full year of 2008 and 10% in the full year of 2007.

We typically enter into agreements with our customers to provide axles or other driveline or drivetrain products for the life of our customers’ vehicle programs. Our new and incremental business backlog includes formally awarded programs and incremental content and volume including customer requested engineering changes. Our backlog may be impacted by various assumptions, many of which are provided by our customers based on their long range production plans. These assumptions include future production volume estimates, changes in program launch timing and fluctuation in foreign currency exchange rates.

Our new and incremental business backlog was approximately $1.0 billion at October 30, 2009. We expect to launch approximately $700.0 million of our new and incremental business backlog in the 2010, 2011 and 2012 calendar years. The balance of the backlog is planned to launch in 2013 and 2014. Approximately 45% of our new business backlog relates to AWD and RWD applications for passenger cars and crossover vehicles. Approximately 70% of our new business backlog will be for end use markets outside of North America and approximately 80% of our new business backlog has been sourced to our non-U.S. facilities.